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Exhibit 11.1

Jefferson Smurfit Group

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

        Jefferson Smurfit Group (the "Company") has an Employee Code of Conduct applicable to management employees of the Company. The following employees of the Company, The Chief Executive Officer, Chief Financial Officer, Group Treasurer, Director of Taxation, Group Financial Controller, Company Secretary, Chief Financial Officer—Paper Division, Controller Corrugated Division, Chief Financial officer—Munksjo Division, Vice President Finance Latin America (the "Senior Financial Officers") are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. Because of the important and elevated role in our corporate governance system held by the Senior Financial Officers, they are subject to the following additional policies set forth in this Code of Ethics:

          1.     The Senior Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that encourage and reward professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behaviour, such as coercion, fear of reprisal, or alienation from the financial organization of the Company.

          2.     The Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of each Senior Financial Officer promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities and the Company's policies and procedures regarding financial reporting and disclosure.

          3.     Each Senior Financial Officer shall promptly bring to the attention of their Superior and through them the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

          4.     Each Senior Financial Officer shall promptly bring to the attention of their Superior and through them to the Company Secretary and to the Audit Committee any information he or she may have concerning any violation of the Company's Employee Code of Conduct or of this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

          5.     Each Senior Financial Officer shall promptly bring to the attention of their Superior and through them the Company Secretary and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

          6.     The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Employee Code of Conduct or of this Code of Ethics by the Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Employee Code of Conduct and this Code of Ethics, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

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  Exhibit 11.1
Jefferson Smurfit Group CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS